FOR IMMEDIATE RELEASE                                                                                                                                     Contact: David A. Garrison
Website:  http://www.arthrt.com                                                                                                                                                (978) 345-5000
July 30, 2009

ARRHYTHMIA RESEARCH TECHNOLOGY, INC.
ANNOUNCES RESULTS FOR SECOND QUARTER 2009
Fitchburg, MA

Arrhythmia Research Technology, Inc. (the “Company”) (NYSE AMEX: HRT) and its wholly owned subsidiary Micron Products, Inc. (“Micron”) reported total revenue of $5,371,000 and net income of $77,000 for the quarter ended June 30, 2009 compared to total revenue of $6,426,000 and net income of $134,000 for the same quarter of 2008.  Basic net income per share for the three months ended June 30, 2008 decreased to $0.03 per share from $0.05 per share for the same period in 2008. Total revenue decreased by 16% while net income decreased by 43% and earnings per share decreased by 40% in the quarter ending June 30, 2009 as compared to the same period in 2008.

For the six months ended June 30, 2009, total revenue of $10,055,000 and net income of $159,000 was achieved as compared to total revenue of $11,886,000 and net income of $283,000 for the same period in 2008.  Basic net income per share for the six months ended June 30, 2009 was $0.06 as compared to $0.10 for the same period in 2008. Total revenue decreased by 15% while net income decreased by 44% and earnings per share decreased by 40% in the six months ending June 30, 2009 as compared to the same period in 2008.

James E. Rouse, the Company’s President and CEO commented, “The decline in revenue for the six month period ending June 30, 2009 compared to the same period in 2008 was primarily due to the elimination of an unprofitable product in our MIT division.  It is encouraging to note that MIT sales have increased over $365,000, or 7%, year over year excluding the eliminated product line.  Sensor unit volume increased 7% in the second quarter and 14% in the six months versus the same periods in 2008.  However, intense price competition has had a negative effect on sensor revenues and gross profit margin.  Given the competitive environment of the ECG electrode market and the global focus on reducing healthcare costs as a whole, we expect price pressure to persist going forward.

We continue to implement technological and process improvements to enhance our overall gross margin and position the Company to protect and improve our market share in this competitive environment.  These improvements include, but are not limited to, investment in automated production and inspection equipment, implementation of lean manufacturing strategies and the incorporation of the ISO-13485-2003 Quality Management System for Medical Device Manufacturing.  It is expected that the automated production and inspection equipment will be fully operational by the fourth quarter, representing an investment of approximately $1,000,000.  Lean manufacturing strategies and implementation will continue for the foreseeable future while ISO-13485-2003 registration is on track for completion in the fourth quarter.  We are also continuing our efforts to concentrate on products, services and programs that meet our contribution and strategic goals and produce improved results.  As part of these efforts, our MIT division has improved contribution to profit significantly, despite lower revenues through the first six months of 2009, due to circumstances previously discussed, compared to the same period in 2008.  We continue to maintain a very strong balance sheet position which enables us to weather the current economic climate and intense pricing pressures, and to capitalize on future growth opportunities.”

The Company through its wholly owned subsidiary Micron Products, Inc. manufactures silver plated and non-silver plated conductive resin sensors and distributes metal snaps used in the manufacture of disposable ECG, EEG, EMS and TENS electrodes.  Micron’s MIT division provides end-to-end product life cycle management through a comprehensive portfolio of value-added services such as design, engineering, prototyping, manufacturing, machining, assembly and packaging.  MIT manufactures custom injection molded products for medical, electronic, industrial and consumer applications, and provides high end mold design, manufacturing and precision machining for various industries. The Company’s products also include proprietary signal-averaging electrocardiography (SAECG) software used in the detection of potentially lethal heart arrhythmias.

For more information please check our websites:
           http://www.arthrt.com                                                                http://www.micronproducts.com                                                                http://www.micronintegrated.com

Forward-looking statements made herein are based on current expectations of the Company that involve a number of risks and uncertainties and should not be considered as guarantees of future performance.  The factors that could cause actual results to differ materially include: our ability to maintain our current pricing model and/or decrease our cost of sales; continued availability of supplies or materials used in manufacturing at competitive prices; volatility in commodity and energy prices and our ability to offset higher costs with price increases; the costs inherent with complying with new statutes and regulations; variability of customer delivery requirements; our ability to efficiently integrate future acquisitions and other new lines of business that the Company may enter in the future.  More information about factors that potentially could affect the Company's financial results is included in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2008.